Exhibit 10.1

ATLAS AIR, INC.

40l(k) RESTORATION AND VOLUNTARY DEFERRAL PLAN

As Amended and Restated

Effective as of June 23, 2021

Exhibit 10.1

ARTICLE I

NAME AND PURPOSE OF PLAN AND DEFINITIONS

1.1	Name and effective date. The Plan set forth herein is the Atlas Air, Inc. 401(k) Restoration and Voluntary Deferral Plan, amended and restated effective June 23, 2021.

1.2

Status of Plan; Sect ion 409A, etc. The Plan is intended to be (i) a plan described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, and (ii) a nonqualified deferred compensation plan that complies in form and operation with Section 409A. Notwithstanding the foregoing, neither the Company nor any parent, subsidiary or affiliate, nor any officer, director or employee of the Company or of any parent, subsidiary or affiliate shall be liable to any Participant or to any other person by reason of any failure or asserted failure of the Plan so to qualify, in whole or in part. Without limiting the generality of the foregoing and for the avoidance of doubt, (i) if at the time of a Participant’s Separation from Service the Participant is determined by the Administrator to be a specified employee under Treasury Regulation Section 1.409A-1(i), any and all amounts payable under the Plan on account of such Separation from Service that constitute nonqualified deferred compensation and would otherwise be payable within six (6) months following the date of Separation from Service shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; and (ii) if any portion of an Account is determined by the Administrator to be includible, by reason of Section 409A, in a Participant’s or Beneficiary’s income, such portion shall be paid by the Company to such Participant or Beneficiary in a manner consistent with Section 409A and the regulations thereunder.

1.3	Definitions. When used herein, the following words shall have the meanings indicated below.

(a)	“AAWW”: Atlas Air Worldwide Holdings, Inc.

(b)	“Account”: an account described in Section 3.3, including any sub-accounts that the Administrator may establish.

(c)	“Administrator”: the Administrator appointed pursuant to Section 6.1.

(d)	“Basic Plan”: the Atlas Air, Inc. Retirement Plan, as from time to time amended and in effect.

(e)

“Basic Plan Compensation”: for purposes of calculating the Employer Credits, for any Participant for any Plan Year, all items of remuneration for such Plan Year that would be eligible for deferral by the Participant under the Basic Plan, determined with regard to the dollar limit in effect for such Plan Year under Section 401(a)(17) of the Code. For any Plan Year, the amount of Basic Plan Compensation allocable to any day shall equal the total amount of Basic Plan Compensation for the year divided by three hundred sixty-five (365). For the avoidance of doubt, Basic Plan Compensation for the Plan Year ending December 31, 2011 shall also include amounts that would have qualified as Basic Compensation for the period January 1, 2011 through February 10, 2011.

(f)	“Beneficiary”: in respect of any Participant, the person or persons that are treated as the Participant's Beneficiary in accordance with Section 5.2(a).

(g)

“Change in Control”: means a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to AAWW, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1)

a transfer or issuance of stock of AAWW, where stock in AAWW remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in AAWW that,

Exhibit 10.1

together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of AAWW (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of AAWW, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 2(f));

(2)

the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of AAWW (however, if a person or group is considered to control AAWW within the meaning of this sentence (i.e., owns stock of AAWW possessing 30% of the total voting power of AAWW), then the acquisition of additional control will not be considered a change in control for purposes of this Section 2(1))

(3)

the replacement of a majority of members of AAWW’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of AAWW’s Board of Directors before the appointment or election; or

(4)

the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from AAWW that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of AAWW, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of AAWW immediately after the transfer, will not be considered a change in control for purposes of this Section 2(f)).

(g)	“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

(h)	“Committee”: the Compensation Committee of the Board of Directors of Atlas Air Worldwide Holdings, Inc.

(i)	“Company”: Atlas Air, Inc.

(j)	“Credit”: any or all, as the context requires, of an Elective Credit or an Employer Credit.

(k)	“Deferred Compensation Agreement”: a written agreement described in Section 3.2(a).

(l)

“Disabled” and the correlative term “Disability”: a Participant will be considered Disabled (as that term is defined in Section 409A(a)(2)(C) of the Internal Revenue Code) on the date as of which, in the Administrator’s determination, he or she: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months, under an accident and health plan covering employees of the Company.

(m)	“Elective Credit”: an amount credited under Section 3.2.

(n)	“Eligible Employee”: an employee who meets the eligibility criteria set forth in Section 2.1.

(o)

“Eligible Compensation”: with respect to Employer Credits, for any Participant for any Plan Year, the excess of (i) all items of remuneration (other than Equity Compensation) for such Plan Year that would be eligible for deferral by the Participant under the Basic Plan, determined without regard to any dollar limits in effect under the Code, over (ii) the dollar limit in effect for such Plan Year under Section 401(a)(17) of the Code. For any Plan Year, the amount of Eligible Compensation allocable to any day shall equal the total amount of Eligible Compensation for the year divided by three hundred sixty-five (365). For the avoidance of doubt, Eligible Compensation for the Plan Year ending December 31, 2011 shall also include amounts that would have qualified as Eligible Compensation for the period January 1, 2011 through February 10, 2011.

Exhibit 10.1

(p)	“Employer Credit”: an amount credited under Section 3.1.

(q)

“Equity Compensation”: all items of remuneration received by a Participant pursuant to an equity-based award under the Atlas Air Worldwide Holdings, Inc. 2018 Incentive Plan, as may be amended from time to time, or such predecessor plan or any other plan of the Company or its parent, subsidiary or affiliate providing for awards of stock-based incentive compensation.

(r)	“Participant”: an Eligible Employee who has an Account under the Plan.

(s)

“Pay”: with respect to Elective Credits, for any Participant for any Plan Year, the sum of base salary plus any cash bonus and/or cash incentive pay. Base salary shall be treated as Pay for a Plan Year only if it is or, but for deferral under the Plan or the Basic Plan, would be paid on a current basis in respect of services performed during the Plan Year. Cash bonuses and/or cash incentive pay shall be treated as Pay for a Plan Year (the “first Plan Year”) only if it is or, but for deferral under the Plan or the Basic Plan, would be paid not later than the following Plan Year in respect of a performance period consisting of the first Plan Year.

(t)	“Plan”: this Atlas Air, Inc. 401(k) Restoration and Voluntary Deferral Plan, as may be amended and in effect from time to time.

(u)	“Section 409A”: Section 409A of the Code.

(v)

“Separation from Service”: a separation from service, within the meaning of Treasury Regulation Section l.409A-l(h), with the Company and any other company that would be treated as a single employer with the Company under the first sentence of Treasury Regulation Section l.409A-l (h)(3); and correlative terms shall be construed to have a corresponding meaning.

To the extent permitted by the Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility to participate.

(a)

General Rule. Except as provided in Section 2.1(b), an individual shall be eligible to receive Credits under the Plan for a Plan Year only if, as of the immediately preceding December 31 (the “eligibility determination date”), he or she holds the title of Executive Vice President or above of the Company. Any individual who has satisfied the eligibility requirements of this Section 2.1 as of the December 31 immediately preceding a Plan Year shall remain an Eligible Employee for the entirety of the Plan Year or until his or her Separation from Service, if earlier. All determinations by the Administrator under this Section 2.1 for a Plan Year shall be made not later than by the immediately preceding eligibility determination date.

Exhibit 10.1

(b)

Special Rule for Newly Eligible Individuals. An individual  who, by reason of commencement of employment or promotion during a Plan Year, would first satisfy the requirements for eligibility then in effect under Section 2.1(a) as of a  date during such Plan Year (the  “mid-year eligibility determination date”), will be treated as an Eligible Employee for the remainder of the Plan Year. For purposes of the preceding sentence, the rules of Section 1.409A-2(a)(7) shall apply.

2.2

Termination of participation. The Committee may terminate an Eligible Employee's participation in the Plan at any time. If an Eligible Employee's participation in the Plan terminates hereunder, the Participant's Account shall continue to be adjusted for notional earnings until it is distributed as further provided in Section 3.3. No termination of participation shall result in a cessation or refund of deferrals for which the deferral election has already been made, except in a manner that is consistent with compliance with the requirements of Section 409A.

ARTICLE III

CREDITS; ELECTIONS TO DEFER; NOTIONAL INVESTMENT OF ACCOUNTS

3.1

Employer Credits. For each Plan Year, an Eligible Employee shall be entitled to an Employer Credit equal to (a) the excess of 5% of Basic Plan Compensation over half the limit in effect for such Plan Year described in Section 402(g)(1)(A) of the Code (and Section 402(g)(1)(C) of the Code, if applicable) plus (b) 5% of the Participant’s Eligible Compensation for such Plan Year. Employer Credits for a Plan Year shall be added to the Participant’s Account as of and as soon as practicable following the earlier of (i) the last day of the Plan Year, (ii) the Participant becoming Disabled, (iii) the date of the Participant’s Separation from Service, (iv) the date of the Participant’s death, or (v) the consummation of a Change in Control.

3.2	Elective Credits.

(a)

Deferred Compensation Agreement. An Eligible Employee may elect to defer a portion of his or her Pay for a Plan Year (or, in the case of an Eligible Employee described in Section 2.1(b), for the balance of the Plan Year of initial eligibility to participate in the Plan) by entering into a Deferred Compensation Agreement with the Company. Elective Credits equal to the amounts deferred shall be credited to the Participant's Account as soon as practicable after the deferral is withheld from Pay.

(b)

Election procedures and deadlines: deferrals of base salary. In general, a Deferred Compensation Agreement with respect to Pay consisting of base salary must be entered into, in accordance with such procedures as the Administrator may establish, prior to the beginning of the Plan Year in which the services relating to such base salary are to be performed. In the case of an Eligible Employee described in Section 2.1(b), a Deferred Compensation Agreement with respect to Pay consisting of base salary for the balance of the Plan Year of initial eligibility must be entered into within thirty (30) days of initial eligibility and shall apply only to base salary for services performed after the date of such Agreement.

(c)

Election procedures and deadlines: deferrals of cash bonuses or other cash incentive pay. In general, a Deferred Compensation Agreement with respect to Pay consisting of cash bonuses or other cash incentive pay must be entered into prior to the beginning of the Plan Year in which any portion of the services relating to such bonus or incentive pay is performed. Notwithstanding the foregoing, (i) in the case of cash bonuses or other cash incentive pay that in the Administrator’s judgment will qualify under Section 409A of the Code as “performance-based compensation” that has not yet become readily ascertainable, a Deferred Compensation Agreement with respect to such pay may

Exhibit 10.1

be entered into as late as six (6) months before the end of the performance period if the Eligible Employee has been in continuous employment with the Company since the later of the beginning of the performance period or the date the performance criteria are established, and (ii) in the case of an Eligible Employee described in Section 2.1(b) above, any Deferred Compensation Agreement with respect to cash bonuses or other cash incentive pay for the balance of the Plan Year of initial eligibility must be entered into with thirty (30) days of initial eligibility and, unless clause (i) of this Section 3.2(c) is applicable, shall apply only to the portion of such bonuses or incentive pay determined by multiplying the total amount of such bonuses or incentive pay by a fraction, the numerator of which is the number of days from the date of such Deferred Compensation Agreement until the close of the Plan Year and the denominator of which is three hundred sixty five (365).

(d)

Other requirements. Except as otherwise determined by the Administrator, a new Deferred Compensation Agreement must be timely executed for each Plan Year and shall be effective only if accepted and approved by the Administrator by the applicable deadline.

(e)	Amount of Deferrals. The Administrator may, prior to the effectiveness of any Deferred Compensation Agreement, limit the amount of Pay eligible to be deferred under such Agreement.

3.3

Accounts. The Administrator shall establish for each Participant an Account together with such sub-accounts as in the determination of the Administrator are needed or appropriate to reflect the Credits described above as well as debits and other adjustments, including without limitation adjustments for notional (hypothetical) earnings as described in this Section 3.3. Notional earnings shall be added to a Participant's Account as of and as soon as practicable following the earlier of (i) the last day of the Plan Year, (ii) the Participant becoming Disabled, (iii) the date of the Participant's Separation from Service, (iv) the date of the Participant's death, or (v) a Change in Control and will be calculated using the U.S. prime interest rate as reported in The Wall Street Journal as of the day prior to the date such earnings are added to a Participant’s Account.

ARTICLE IV VESTING

4.1

Vesting of Elective Credits. The portions of each Account that reflect Elective Credits, together with related notional earnings, shall be fully vested at all times. The fact that an Account or any portion thereof is fully vested shall not give the Participant (or his or her Beneficiary(ies)) or any other person any right to receive the value of such Account (as the same may from time to time be adjusted) except in accordance with  the terms of the Plan.

4.2

Vesting of Employer Credits. Provided a Participant remains employed by the Company, the portions of each Account that reflect Employer Credits together with related notional earnings shall vest 100% on the third anniversary of the Participant’s initial eligibility for the Plan. The portions of each Account that reflect Employer Credits credited to a Participant’s Account on or after the Participant’s third anniversary shall be fully vested at all times. The fact that an Account or any portion thereof is fully vested shall not give the Participant (or his or her Beneficiary(ies)) or any other person any right to receive the value of such Account (as the same may from time to time be adjusted) except in accordance with the terms of the Plan.

ARTICLE V

PLAN DISTRIBUTIONS

5.1

Time and form of payment. Except as otherwise provided herein, each Account, and related notional earnings, shall be paid in a single lump sum to the Participant within 60 days following the earliest to occur of:

Exhibit 10.1

(a)	The Participant becoming Disabled; or
(b)	The Participant's Separation From Service;
(c)	The Participant's death; or
(d)	A Change in Control.
5.2	Designation of Beneficiary: Death.

(a)

Designation of Beneficiary. A Participant may designate, in writing in a form acceptable to the Administrator, one or more beneficiaries under the Plan, who may be the same or different than those named under the Basic Plan, to receive benefits, if any, payable upon the Participant’s death; provided, that in the absence of any beneficiary so designated, benefits payable following death shall be paid to the Participant’s estate.

(b)

Death. If a Participant dies while still employed by the Company, or following a Separation from Service but prior to the complete distribution of his or her Account, the Participant’s Account shall be paid to his or her Beneficiary in a lump sum as soon as reasonably practicable, but not later than 60 days, following such Participant’s death. The Administrator reserves the right to require as a condition of payment of any death benefit hereunder a certified death certificate or other confirmation of death satisfactory to the Administrator with respect to a payment to be made to a Participant’s Beneficiary.

5.3

Certain tax matters. Payments hereunder shall be reduced by required tax withholdings. To the extent any deferral or credit under the Plan results in current “wages” for FICA  purposes, the Company may reduce other pay of the Participant to satisfy withholding requirements related thereto; but if there is no other pay (or if the Company fails to withhold from such other pay  to satisfy its FICA withholding obligations), the Participant's Account shall be appropriately reduced (in a manner consistent  with Section 409A and the regulations thereunder) by the amount of the required withholding.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1

Administrator. Except as the Committee may otherwise determine, the Administrator shall be the Director of Benefits or such other person who may hold the most senior position in the Benefits Department of the Company, or his or her delegate(s). The Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Administrator acted arbitrarily and capriciously. However, no individual acting, directly or by delegation, as the Administrator may determine his or her own rights or entitlements under the Plan. The Administrator shall establish such rules and procedures, maintain such records and prepare such reports as it considers to be necessary or appropriate to carry out the purposes of the Plan.

6.2

Indemnification. To the extent permitted by law and not prohibited by its charter and by-laws, the Company will indemnify and hold harmless every person serving (directly or by delegation) as Administrator and the estate of such an individual if he or she is deceased from and against all claims, loss, damages, liability and reasonable costs and expenses incurred in carrying out his or her responsibilities as Administrator, unless due to the gross negligence, bad faith or willful misconduct of such individual; provided, that counsel fees and amounts paid in settlement must be approved by the Company; and further provided, that this Section 6.2 will not apply to any claims, loss, damages, liability or costs and expenses which are covered by a liability insurance policy maintained by the Company or by the individual. The provisions of the

Exhibit 10.1

preceding sentence shall not apply to any corporate trustee, insurance company, investment manager or outside service provider (or to any employee of any of the foregoing) unless the Company otherwise specifies in writing.

6.3

Claims and appeal procedures. The Administrator shall establish claims and appeals procedures for the Plan under Section 503 of ERISA, which procedures (as from time to time amended and in effect) shall be deemed a part of the Plan and incorporated herein

ARTICLE VII

AMENDMENT AND TERMINATION

7.1

Amendment; termination. By action of the Committee or its delegate, the Company reserves the absolute right at any time and from time to time to amend any or all provisions of the Plan, and to terminate the Plan at any time. In addition, the Administrator shall have the right at any time and from time to time to make amendments to the Plan (in general or with respect to one or more individual Participants or Beneficiaries) that are administrative in nature, including, without limitation, amendments coordinating the provisions of the Plan with the terms of any severance, separation or similar plan or agreement.

7.2

Effect of amendment or termination. No action under Section 7.1 shall operate to reduce the balance of a Participant’s Account with respect to amounts that have been added to the Participant’s Account as compared to such balance immediately prior to the effectiveness of such action, other than through a distribution upon a termination and liquidation of the Plan in accordance with the requirements of Treasury Regulations. §1.409A-3(j)(4)(ix)).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1

Source of payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company, including for this purpose, if the Company in its sole discretion so determines, assets of one or more trusts established in a manner consistent with Section 1.2 above to assist in the payment of benefits hereunder.

8.2

Inalienability of benefits. Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall  be void.

8.3	Expenses. The Company shall pay all costs and expenses incurred in operating and administering the Plan.

8.4	No right of employment. Nothing contained herein, nor any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of the Company.

8.5	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

8.6

Acceptance of Plan terms. By receiving Employer Credits or executing a Deferred Compensation Agreement, a Participant agrees, on his or her behalf and on behalf of his or her Beneficiaries, to abide by the terms of the Plan and the determinations of the Administrator with respect thereto.

8.7	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of New York and applicable federal laws.

Exhibit 10.1

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by it duly respective duly authorized officer as of the 23rd day of June, 2021.

ATLAS AIR, INC.

By: /s/ Adam R. Kokas___________________

Adam R. Kokas

Executive Vice President, General Counsel and Corporate Secretary